REGULATION E OFFERING CIRCULAR

$2,250,000

625,000  Units, each consisting of one share of common stock and one warrant to purchase one share of common stock at $4.00 per unit

Independent Film Development Corporation is offering; as its initial public offering, pursuant to the exemption from registration contained in Regulation E, propounded by the Securities and Exchange Commission, 625,000 units, each consisting of one share of common stock and one warrant to purchase one share of common stock for the purchase price of $4.00 per share.  Warrants offered hereby entitle the holder to purchase one share of common stock of the company per warrant at the price of $4.00 per share, are exercisable at any time, and may not be called by the company  Warrants expire by their terms after one year from the date of this offering.  The proposed sale will begin on or about May 5, 2008, and will continue until the Offering is completed. No minimum sale is required, and there is no minimum offering.  There is no escrow or trust or deposit account for investor funds, and the proceeds may be utilized by Independent Film Development Corporation in its discretion. Our common stock is not currently listed or quoted on any quotation medium. This offering will terminate six months from the date of this prospectus.  The offering is being self-underwritten through Independent Film Development Corporation’s officers.

__________________________________________________________

The units offered are speculative and involve a high degree of dilution.  SEE “RISK FACTORS” ON PAGE 6.

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 THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SECURITIES AND EXCHANGE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES BEING OFFERED ARE EXEMPT FROM REGISTRATION.  THE SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE.

Offering Price	Price to Investors (1)	Underwriting Discount (2)	Proceeds to Company before Expenses(3)
	$2,220,000	$ .00	$2,250,000

 (1)      The Board of Directors of the Company has discretion in determining the offering price per unit based on negotiated transactions with potential               investors.

(2)       The Company will not pay an underwriting discount, but will pay up to 10% in finder’s fees to brokers and dealers who are registered members             of FINRA.

(3)        The Company has incurred approximately $20,000 in expenses, including legal, accounting, and printing costs, associated with the Offering.

This offering circular is dated May 5, 2008

CIRCULAR SUMMARY

 Independent Film Development Corporation is primarily focused on investing in the securities of film production and film and distribution companies.  We have acquired 70% of the equity interests of Imperia Entertainment, Inc., a film production company, and 100% of Signature Entertainment, LLC, a film sales and distribution company.  Our plan of operations is to acquire the securities of portfolio companies engaged in independent film sales, distribution and production, with a goal toward our portfolio companies combining management, contacts and financing to become a significant competitor to mini-major film studios, such as Lionsgate.  We currently have two portfolio companies; Signature Entertainment, LLC and Imperia Entertainment, Inc.

Signature Entertainment, LLC, is a film distribution and sales company, specializing in the marketing and sales of independent films.  Signature’s management has a marketing and sales staff with over 23 years collective experience in identifying, producing, marketing and selling filmed entertainment.  The majority of Signature’s business operates in a small, low risk, and profitable segment of the entertainment industry that connects the independent filmmakers and distribution outlets.

Imperia Entertainment is engaged in the business of producing highly original television series and producing full length feature independent films. Along with its equity interest in the video movie "All That I Need", (www.allthatineed.net) which was released in theaters December 2, 2005, and its recently completed feature film, “Say It in Russian,” (www.sayitinrussianmovie.com) starring Faye Dunaway, directed by Jeff Celentano (“Primary Suspect,” “Gunshy”) and edited by David Rawlins (“Saturday Night Fever,”) and William Anderson (“The Truman Show,” Gallipoli”), the company’s media library includes the award winning "Autograph" television series, which won a Bronze Medal at the New York festivals in 2003 and a Gold Globe Award from the World Media Festival in Hamburg, in 2003,  The New Three Stooges cartoon series, and seven other DVD films.

 The address of our principal executive offices is: 190 N. Canon Drive, Suite 420, Beverly Hills, California 90210, and our telephone number is 310-275-0089.

FORWARD LOOKING STATEMENTS

This offering circular contains forward-looking statements. IFDC's expectation of results and other forward-looking statements contained in this registration statement involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expected are the following: business conditions and general economic conditions; competitive factors, such as pricing and marketing efforts; and the pace and success of product research and development. These and other factors may cause expectations to differ.

THE OFFERING

Securities Offered . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Up to 625,000 units, each consisting of one share and one warrant to purchase one share

Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Investment in portfolio companies

Term of offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	60 days

GENERAL DESCRIPTION OF ISSUER

Independent Film Development Corporation was incorporated in Nevada on September 14, 2007. The Company's fiscal year ends on December 31.  Effective April 20, 2008 we commenced operating as a Business Development Company ("BDC") under Section 54(a) of the Investment Company Act of 1940 ("1940 Act").

Overview

 On April 22, 2008, we elected, by the filing of a Form N-54A, to be regulated as a business development company ("BDC") under the Investment Company Act of 1940 ("1940 Act").

 We intend to invest in companies with historically profitable results, strong balance sheets, high profit margins, and solid management teams in place.  We will seek to leverage the combined talents of an experienced management team to invest in primarily film sales, distribution and production companies and to enhance shareholder value.  We will emphasize portfolio companies in the film distribution and production industries, but are not limited to investments in any particular type of company.

A business development company is defined and regulated by the Investment Act of 1940. A business development company must be organized in the United States for the purpose of investing in or lending primarily to private companies and making managerial assistance available to them. A business development company may use capital provided by public shareholders and from other sources to invest in long-term, private investments in businesses. A business development company provides shareholders the ability to retain the liquidity of a publicly traded stock, while sharing in the possible benefits, if any, of investing primarily in privately owned companies.

As a business development company, we may not acquire any asset other than qualifying assets", unless, at the time we make the acquisition, the value of our qualifying assets represents at least 70% of the value of our total assets.

The principal categories of qualifying assets relevant to our business are:

o

Securities purchased in transactions not involving any public offering, the issuer of which is an  eligible Portfolio    Companies;

o

Securities received in exchange for or distributed with respect to securities described in the bullet above or    pursuant to the exercise of options, warrants or rights relating to such securities; and

o

Cash, cash items, government securities or high quality debt securities (within the meaning of the 1940 Act),    maturing in one year or less from the time of investment.

An eligible portfolio company is generally a domestic company that is not an investment company (other than a small business investment company wholly owned by a business development company); and

o

Does not have a class of securities registered on an exchange or a class of securities with respect to which    a broker may extend margin credit; or

o

Is actively controlled by the business development company and has an affiliate of a business    development company on its board of directors.

To include certain securities described above as qualifying assets for the purpose of the 70% test, a business development company must make available to the issuer of those securities significant managerial assistance such as providing significant guidance and counsel concerning the management, operations, or business objectives and policies of a portfolio company or making loans to a portfolio Company.  We offer to provide managerial assistance to each of its portfolio companies.

As a business development company, we are entitled to issue senior securities in the form of stock or senior securities representing indebtedness, including debt securities and preferred stock, as long as each class of senior security has asset coverage of at least 200% immediately after each such issuance.  See "Risk Factors."

We may be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our board of directors who are not interested persons and, in some cases, prior approval by the Securities and Exchange Commission.

As a business development company, our primary goal is to increase our net assets by investing in private development stage or start-up companies that possess or will likely identify innovative distribution and production ideas.  These private businesses are thinly capitalized, unproven, small companies that lack management depth, are dependent on new, commercially unproven technologies and have no history of operations. It is our goal to assemble a diverse portfolio of companies, which will leverage the combined talents of an experienced management team to incubate these companies and seek to enhance shareholder value.  As a result, we will focus on making equity and not debt investments.

We will likely be periodically examined by the SEC for compliance with the 1940 Act. As with other companies regulated by the 1940 Act, a business development company must adhere to certain substantive regulatory requirements.  A majority of our directors must be persons who are not interested persons, as that term is defined in the 1940 Act.  Additionally, we are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect us against larceny and embezzlement.  Furthermore, as a business development company, we are prohibited from protecting any director or officer against any liability to us or our shareholders arising from willful malfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office.

We must maintain a code of ethics that establishes procedures for personal investment and restricts certain transactions by our personnel.  Our code of ethics generally does not permit investment by our employees in securities that may be purchased or held by us.  As a business development company under the 1940 Act, we are entitled to provide loans to our employees in connection with the exercise of options. However, as a result of provisions of the Sarbanes-Oxley Act of 2002, we are prohibited from making new loans to, or materially modifying existing loans with, our executive officers in the future.

We may not change the nature of its business so as to cease to be, or withdraw our election as, a business development company unless authorized by vote of a "majority of the outstanding voting securities," as defined in the 1940 Act, of our shares. A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (i) 67% or more of such company's shares present at a meeting if more than 50% of the outstanding shares of such company are present and represented by proxy or (ii) more than 50% of the outstanding shares of such company. Since the Company made its business development company election, it has not made any substantial change in the nature of its business.

We intend to fund new investments using cash, through the issuance of its common stock, the reinvestment of previously accrued interest and dividends in debt or equity securities, or the current reinvestment of interest and dividend income through the receipt of a debt or equity security-payment-in-kind income.  From time to time, the Company may also opt to reinvest accrued interest receivable in a new debt or equity.

Valuation Methodology.

We will determine the value of each investment in our portfolio on a quarterly basis, and changes in value result in unrealized gains or losses being recognized.  At March 31, 2008, approximately 100% of our total assets represented an investment in the portfolio companies at fair value.  Fair value is defined in Section 2(a)(41) of the 1940 Act as (i) the market price for those securities for which a market quotation is readily available and (ii) for all other securities and assets, fair value is as determined in good faith by the board of directors. Since there is typically no readily ascertainable market value for the investments in our portfolio, we value substantially all of our portfolio investments at fair value as determined in good faith by the board of directors pursuant to a valuation policy and a consistently applied valuation process.  Because of the inherent uncertainty of determining the fair value of investments that do not have a readily ascertainable market value, the fair value of our investments determined in good faith by the board of directors may differ  significantly from the values that would have been used had a ready market existed for the investments, and the differences could be material.

There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make.

Our investment in the portfolio companies is carried at cost, which approximates fair value, as this investment represents a continuation of our former business prior to our election as a BDC, and is under common control at date of transfer.

Unlike banks, we are not permitted to provide a general reserve for anticipated loan losses. Instead, we are required to specifically value each individual investment on a quarterly basis.  We will record unrealized depreciation on investments when it believes that an investment has become impaired. Conversely, we will record unrealized appreciation if it believes that the underlying portfolio companies have appreciated in value and, therefore, our equity security has also appreciated in value.

As a business development company, we will invest in liquid and illiquid securities, including debt and equity securities primarily of private companies.  Our investments will generally be subject to restrictions on resale and generally have no established trading market. Because of the type of investments that the Company makes and will make, and the nature of its business, its valuation process requires an analysis of various factors.  Our fair value methodology includes the examination of, among other things, the underlying investment performance, financial condition, and market changing events that impact valuation.

Investment in Portfolio Companies

In November 2008, we acquired securities representing 70% of our first portfolio company, Imperia Entertainment, Inc., whose securities are quoted on the Pink Sheets under the trading symbol, IMPN.  Imperia is a production company which has produced two feature films, and owns two television series and a library of television movies.

As of March 2008, we also own 100% of the membership interests of Signature Entertainment, LLC, a film distribution and sales company.

EMPLOYEES

As of March 31, 2008, we employed a total of 5 people, all of whom were in administration.  We  may require additional employees in the future. There is intense competition for capable, experienced personnel and there is no assurance the Company will be able to obtain new qualified employees when required.

The Company believes its relations with its employees are good.

PROPERTIES

We have a sublease on its executive offices in Beverly Hills, California.  We consider our existing facilities to be adequate for our current needs.

LEGAL PROCEEDINGS

We are not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against the Company has been threatened.

RISK FACTORS

We are subject to various risks which may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occur, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We Will Need to Raise  Capital to Finance Operations

Our operations have relied almost entirely n external financing to fund our operations. Such financing has historically come from a combination of borrowings and from the sale of common stock to third parties. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing will be required to cover our operating costs. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price.

There is Substantial Doubt About Our Ability to Continue as a Going Concern, which Means that We May Not Be Able to Continue Operations Unless We Obtain Additional Funding

The report of our independent accountants on our December 31, 2007 financial statements included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern due to recurring losses and working capital shortages. Our ability to continue as a going concern will be determined by our ability to obtain additional funding. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our Common Stock May Be Affected By Limited Trading Volume and May Fluctuate Significantly

Prior to this offering, there has been no market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. Substantial fluctuations in our stock price could significantly reduce the price of our stock.

We Could Fail to Retain or Attract Key Personnel

Our future success depends, in significant part, on the continued services of Kenneth Eade. We cannot assure you that we would be able to find an appropriate replacement for key personnel. Any loss or interruption of our key personnel's services could adversely affect our ability to develop our business plan. We do not presently maintain key-man life insurance policies on Mr. Eade.

Nevada Law and Our Charter May Inhibit a Takeover of Our Company That Stockholders May Consider Favorable

Provisions of Nevada law, such as its business combination statute, may have the effect of delaying, deferring or preventing a change in control of our company. As a result, these provisions could limit the price some investors might be willing to pay in the future for shares of our common stock.

Our Officers and Directors Have the Ability to Exercise Significant Influence Over Matters Submitted for Stockholder Approval and Their Interests May Differ From Other Stockholders

Our executive officers and directors, whether acting alone or together, may have significant influence in determining the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, acquisitions, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of these executive officers and directors may differ from the interests of the other stockholders.

               RISKS RELATED TO OUR OPERATION AS A BUSINESSDEVELOPMENT COMPANY

We May Change Our Investment Policies Without Further Shareholder Approval.

Although we are limited by the Investment Company Act of 1940 with respect to the percentage of our assets that must be invested in qualified investment companies, we are not limited with respect to the minimum standard that any investment must satisfy, nor the industries in which those investments must operate. We may make investments without shareholder approval and such investments may deviate significantly from our historic operations. Any change in our investment policy or selection of investments could adversely affect our stock price, liquidity, and the ability of our shareholders to sell their stock.

Our Investments May Not Generate Sufficient Income to Cover Our Operations

We intend to make investments into qualified companies that will provide the greatest overall return on our investment. However, certain of those investments may fail, in which case we will not receive any return on our investment. In addition, our investments may not generate income, either in the immediate future, or at all. As a result, we may have to sell additional stock, or borrow money, to cover our operating expenses. The effect of such actions could cause our stock price to decline or, if we are not successful in raising additional capital, we could cease to continue as a going concern.

PORTFOLIO COMPANIES

We presently have interests in two portfolio companies, Signature Entertainment, LLC, a limited liability company, and Imperia Entertainment, Inc., a corporation whose securities are traded on the Pink Sheets under the trading symbol, IMPN.

SIGNATURE ENTERTAINMENT

Signature Entertainment LLC (“Signature” or “the Company”) is an entertainment company specializing in the  marketing and sales of independently produced films.

Each year, independent filmmakers produce over 15,000 films while only a small fraction are able to secure distribution for their product.  At the same time, the proliferation of theatrical and home entertainment outlets, including DVD/video such as Fox Video, Sony Video, Wal-Mart, Blockbuster, pay-per-view/video-on-demand, such as In Demand, pay and free cable/satellite, such as HBO and Showtime, free television, new media, such as Internet, pod-casting, web series,  and electronic delivery systems, and international markets, has resulted in an ever-increasing demand for filmed entertainment content around the globe.  However, the market connecting the filmmakers and the buyers of content is controlled by a few players in the industry.

The majority of Signature’s business operates in a small, low risk, and profitable segment of the entertainment industry that connects the independent filmmakers and distribution outlets.  Signature’s principal activities will consist of the following three complementary areas (in order of emphasis):

Sales agent – Signature licenses partially or fully completed films made by independent filmmakers to entertainment distributions companies such as those listed above.  Signature recoups expenses and earns commissions from the first dollar collected under the licensing deals it generates.   Unlike film producers who make large investments in the production of their films (with little guarantee of return), Signature is able to generate its revenue from these films with minimal investment and risk.

Negative pickups – Signature produces a film on behalf of a studio.  Signature earns the difference between the predetermined budget and the actual cost of making the film, as well as a producer’s fee, typically generating between 5% - 10% of the total budget.

Film production – Signature identifies, produces, and secures distribution of a film.  The Company owns the film in perpetuity and directly participates in all revenue generated by the film.  Signature will only produce films when distribution is secured in advance by its sales agent arm.

There are few significant players in the small independent film sales agent business. The more prominent companies in this sector now focus on larger independent films.  Companies such as New Line Cinema, LionsGate, and The Weinstein Company, all began selling and distributing low-budget independent films before being acquired by major studios or going public.  As these companies have grown, their business has progressed towards larger budget films, creating a large opportunity for Signature with smaller budgeted films.  In addition, investors such as Mark Cuban and Paul Allen are investing millions of dollars in entertainment production and distribution companies, such as Lions Gate, in order to secure content for their media outlets (HDNet and Charter Communications respectively).

Signature’s leading principal has 23 years experience in producing, selling and distributing feature film and television programming, have established a proven track record as well as valuable relationships throughout the entire film supply chain from independent producers to the buyers of filmed entertainment.  These relationships allow Signature to operate in a lucrative and low-risk side of the entertainment business.  The Company anticipates having offices in both New York and Los Angeles.

Signature is seeking $3M - $5M in exchange for an equity position in the Company. The proceeds will be used for operating expenses and film acquisition costs. See the “Financial Discussion” section for further details.

Industry/Market Overview

The motion picture industry continues to both grow and evolve.   2006 U.S. box office gross revenues reached approximately $8.8 billion- a 3.6% increase over 2001. Non-theatrical revenues grew 21% from 2001 to $12.3 billion making 2002 the first time that the home video revenue has surpasses that of theatrical grosses.

In the U.S. and international markets, the number of outlets for filmed entertainment continues to increase and fuel demand.  These outlets include: theaters, home video, such as DVD/Video purchases and rentals, television  pay per view, video on demand, premium and pay cable, free television, and satellite, and new media outlets.  In particular, the subscription growth in satellite and digital cable systems has providers scrambling to acquire programming for up to 500 channels.  As the number of home entertainment outlets continues to rise, the percentage of revenues earned by films in non-theatrical distribution outlets over all media outlets will continue to increase.

Another trend in the film industry is the significance of the independent film producers who produce over 15,000 films each year.  Independent films are defined as films financed by any source other than a major studio.  Independent film producers focus on raising money for the making and production of their films; they do not have the know-how or relationships to get their pictures distributed.  Accordingly, of the thousand of films produced each year, only several hundred generate any revenue at all while only a few dozen get distributed to theaters.  In fact, over 83% of DVDs in the market have never been released in theaters.

While the lion’s share of theatrical revenues continues to be generated from the major studio productions, the number of revenue generating films produced by independent filmmakers continues to rise.  In 2006, worldwide sales of independent films in all outlets were estimated to be well over $6 billion.  Festivals like Sundance, Tribeca, Toronto, Berlin and others that showcase independent films are now major entertainment industry events.  In addition, each year several low-budget independent movies continue to “breakout” generating hundreds of millions in revenues, such as, Little Miss Sunshine, Napoleon Dynamite, Cabin Fever, Saw, Diary of A Mad Black Woman, The Blair Witch Project.

The Film Industry

The making and marketing of a movie can be broadly divided into two areas – production and distribution.

Production

The production of a film includes:

•

Identifying and acquiring the rights to a story.

•

Preproduction (budgeting, casting, location scouting, set design, etc.)

•

Principal photography

•

Post production (editing, scoring, credits, dubbing, effects, etc.)

The aggregate costs associated with the production of a film are known as “negative costs”.  Independent filmmakers typically finance these costs with proceeds from “friends and family”, and occasionally individual investors.  The financial undertaking of independent film production represent the riskiest element in the economics of the film industry because even the best made film will generate no revenue without distribution.  Unbelievably, extremely few independent films have secured distribution before production commences and only a small fraction of films made get distributed at all.

Distribution

The distribution of a film encompasses marketing, advertising and duplicating in all of the outlets (as described above).  Films are usually distributed to markets in order of marginal revenue potential.  Typically the order will be as follows:

•

Domestic theatrical

•

Foreign theatrical

•

Worldwide DVD/Video

•

Pay per view (PPV)

•

Pay TV

•

Foreign TV

•

Network TV

•

Syndication

Financial success in the theatrical markets is as much determined by a film’s marketing budget (which can equal and even surpass a film’s negative cost) as much as it is by the characteristics of the film, such as quality, cast and genre.  Accordingly, most independent movies, many that appeal to niche audiences, skip theatrical outlets and go “straight to DVD/Video”.

With respect to domestic outlets, most film distribution, both theatrical and non-theatrical, is controlled by the major film entertainment companies, such as Disney; Fox, Paramount and Sony,  as well as mini major companies, such as Lion’s Gate, Think Films, and Focus Features.  Independent filmmakers that do get distribution for their films typically receive “net proceed” deals which mean they receive licensee fees after the distributor/sales agent collects their commissions and recoups their costs.

Domestic Theatrical Distribution

Most producers of independent films that get distributed to the domestic theatrical marketplace do so under “net proceeds” arrangements.  In these arrangements, the distributor retains a distribution fee from the “film rental” (amount received from the exhibitor) and recoups the costs incurred in distributing the film from proceeds.  After these costs are recovered, the remaining amounts constitute “net proceeds” which are typically allocated according to negotiated percentages.

Foreign Distribution

Films released into foreign theatrical markets are typically licensed by distributors who then sublicense the rights to all outlets to foreign sub distributors on a territorial basis.  With respect to independent films, these deals are usually done either on a net proceeds basis or on a flat fee basis.

Worldwide DVD/Video Distribution

DVD/video cassettes are sold by distributor/sales agents directly to wholesalers who resell them to retailers who in turn rent or sell them to the public.

Television Distribution

Films licensed for television distribution, which includes pay-per view/cable television, network television, satellite, VOD and television syndication, are typically done so for a fixed number of showings over a period usually commencing one to four years after the initial theatrical or DVD/video release of the picture.  With syndication, producers may license the right to broadcast a picture on local commercial television stations in the United States.

Sales Agents

While there are purportedly a hundred plus companies that act as sales agents for independently produced films, there are only a handful of reputable companies with substantial backing and the ability to integrate and weather the ever changing marketplace.

Products & Services

The majority of Signature’s business focuses on the licensing of independently produced films to domestic and international distributors “sales agent”.  In addition, Signature will produce small budget movies for major and sub-major studios -negative pickups- as well as produce movies that the Company will own internal productions in perpetuity.  All facets of Signature’s business are low-risk while the sales agent and internal production are highly complementary.

Sales Agent

The overwhelming majority of independent films are made without adequate financing and/or distribution arrangements.  Often independent filmmakers run out of money during the finishing stages of a film.  In some cases, films get “stuck” in post production due to lack of payment to suppliers or become foreclosed films held by financial institutions and/or post production houses.  Those that have managed to complete their films then have the daunting undertaking of marketing the film to distributors.

Signature’s primary focus is to act as a sales agent for independent film producers by providing the sales and marketing services for films.  Signature acquires the rights to license these films (which are either fully or partially completed) from the filmmakers for little or no cash outlay.  Signature then licenses the films to distributors in the various outlets (i.e., theatrical, home video, cable, TV, international, etc.).  The process usually takes between 1 – 12 months beginning when the sales agreement is effected with the filmmaker.  For a minimum cash outlay, Signature participates in the revenue streams of films that cost hundreds of thousands to millions of dollars to produce.   In addition, Signature earns commissions from the first dollar received and recoups its upfront expense before the producer receives any proceeds.

Signature’s principals have the relationships and credibility with independent filmmakers, production suppliers and the distribution companies.  This is due to their track record of profitably identifying and licensing films on behalf of producers.  Further, the production experience of Signature’s principals enables them to enable the completion of any unfinished films quickly and efficiently.

Acquisitions and Marketing

Signature identifies films through its network of independent filmmakers as well as industry festivals and trade shows including Sundance, Tribeca, Cannes, and Toronto.   Signature estimates that it will represent, as a sales agent, 60+ films in the five years in this plan.  These films are projected to have gross licensing fees ranging from $350,000 - $3,000,000 with the majority of films generating gross licensing fees in the high six figures.   While it is possible that one or more of these films is distributed in theaters, the projected gross licensing fees only include revenue from non-theatrical outlets.

Signature will acquire the rights to license (as sales agent) films for a period of 7-25 years in return for a commission ranging from 10-30% of the licensing fees paid by the distributors.  In some cases, Signature will incur minimal upfront costs including : advances to the filmmaker, costs for finalizing the film, and marketing costs.  Upon signing a sales agent agreement, Signature and the filmmakers agree on the “market attendance fees”, trailer/artwork and other marketing costs.  These costs, along with any advances to the filmmaker and/or costs to complete the film, are recouped by Signature after its commission, but before any proceeds are paid to the filmmaker.  Signature will incur costs of approximately $40-150K per film to prepare marketing materials including the production of a trailer, artwork, etc.

Signature markets these films to distributors in all domestic and international outlets by utilizing its relationships with distributors for various markets as well as through industry shows and conferences (e.g., AFM, MIPCOM, NATPE).

Sample gross profit calculation for a typical sales agent arrangement:

Total

Signature (gross profit)

Gross licensing fees

$500,000

Signature commission

(125,000)

$125,000

Acquisition cost

(50,000) (A)

Marketing (trailer & artwork)

(50,000) (A)

     5,000 (B)

Market attendance fees

(70,000) (A)         45,500 (C)

Balance to producer

$205,000

Signature gross profit

 $175,500

(A)

- Recoupable after commission

(B) - Marketing costs have a 10% margin

(C) - Market attendance fees typically have at least a 65% margin

Negative Pickups

Studios often hire film production companies to produce lower budgeted films.  In these situations, known as “negative pickups”, the studio and the production company agree on a budget for the film and the production company keeps the difference of the budget and the actual cost of producing the film, as well as a producer’s fee, typically generating between 5% - 10% of the total budget.

Signature’s principals have profitably produced low budget films.  Signature’s ability to produce quality films at or under budget stems from low overhead and excellent relationships with industry suppliers.  As Signature does not receive funds (other than the producer’s fee which is paid over the course of production) from the studio until after the film is delivered, a credit facility will be arranged to cover the cost of producing the film.  In addition, a completion bond is obtained.

Signature expects to produce approximately 5 films under negative pickup arrangements with budgets ranging from $1.4M to $3.8M in the five years covered by this plan generating estimated profits ranging from $300K to $900K per film.

Internal Production

The financing and production of movies is often the riskiest and most rewarding part of the entertainment business. Signature will mitigate the inherent risks by only producing films that have secured distribution in some or all markets.  In addition, Signature will act as the sales agent for the films it produces.  In the five years covered by this plan, Signature plans on producing 10 films with an average budget of $300,000.  These films are estimated to generated revenues ranging from $500,000 to $1,500,000 averaging $700,000.

A.  Motion Picture Production

Initially, the Company will produce quality, moderately budgeted feature-length motion pictures, from a variety of genres, for worldwide distribution, which it will generally develop internally.  Said films will have a majority of the production budget pre-sold prior to embarking on production.  The Company will look to have approximately 75% of any individual budget covered by license fees to mitigate the downside risk of production.

1.  Late-Night Banner

Under a Late Night banner, the Company will produce feature-length motion pictures, generally budgeted at approximately $200,000 each (inclusive of corporate overhead and distribution expenses), with erotic R-Rated content that is produced to be distributed worldwide to cable television channels (e.g., HBO, Showtime, Cinemax and Playboy TV, etc.) worldwide during “late-night” time slots, and to and through the home entertainment distribution window (e.g., video and DVD).

Officers and Directors

Joseph Dickstein – Managing Member

Mr. Dickstein has been Senior Vice President of Film Acquisitions and Marketing at Mainline Releasing / Lightning Entertainment / MRG, a production and distribution company, since August 1998.  In his tenure at Mainline, Dickstein has increased the company’s revenues from film acquisitions, licensing and production from $4,000,000 to $18,000,000 per year.  Dickstein has been responsible for the acquisition and distribution of over one hundred films.

Prior to Mainline, Mr. Dickstein served as senior Vice President of Worldwide Sales and Distributions for G.E.L. Productions & Distributions Inc. where he shared responsibility for all facets of worldwide sales, acquisitions, film productions, strategic planning and corporate affairs.  He also directed marketing campaigns and attended all international sales markets.

Mr. Dickstein financed and produced over 500 hours of special interest military oriented programming, which he negotiated and sold to the Military Channel.  Additionally, he purchased the franchise rights for numerous Haagen-Dazs stores in Los Angeles and San Francisco which he later sold at a substantial profit.

Amy Steuer – Acquisition and Marketing Executive

Ms. Steuer currently owns Integration Entertainment, a company that represents and brokers deals for completed films. She has been involved with such films as Nelly's SNIPES (Columbia Tri-Star and New Line Television), NOW YOU KNOW (The Weinstein Company), WRESTLEMANIAC (Anchor Bay), SASQUATCH HUNTERS (Sony), H.P. LOVECRAFT'S BEYOND THE WALL OF SLEEP, FEAR OF CLOWNS, SEA OF FEAR (Lionsgate), PERTH (Tartan), and many, many others.

She maintains ongoing relationships with companies such as New Line Cinema, Lionsgate, Revolution Studios, Columbia Tri-Star (Sony), Blockbuster, The Weinstein Company, Legendary Pictures, Warner Bros, Fox, Paramount, and Universal, as well as extensive relationships with Newmarket, Genius Entertainment and others.

Prior to forming Integration Entertainment, Steuer served as the Executive Director of Acquisitions at Artisan Entertainment. While at Artisan, she was the Executive in Charge of Production on features such as TICKER (Tom Sizemore, Steven Seagal, Nas, Jaime Pressley, Dennis Hopper), GOOD ADVICE (Charlie Sheen, Denise Richards, Angie Harmon) and many other films.

Prior to Artisan, Steuer worked in Acquisitions and Development at Hallmark Entertainment, Spelling Films, Republic Pictures and Prism Pictures.

Jeff Ritchie – Head of Production

Mr. Ritchie has produced over a dozen feature films, writing three produced scripts and producing numerous commercials all in the last eight years. His credits include SOULKEEPER a film made on a very modest budget, which premiered on the Sci-Fi channel in 2001 and scored in the top non-theatrical sales week after week at video stores.

Mr. Ritchie produced and wrote “Cookers,” an edgy, gritty drug/horror story that made the rounds at many film festivals including the Milan Film Festival where it won Best Film, Best Cinematography, Best Editing and Best Music. In addition, Ritchie wrote and produced “American Crime,” a psychological thriller which stars Rachel Leigh Cook, Kip Pardue, Annabella Sciorra and Carey Elwes.

Ritchie is represented by the William Morris Agency.

IMPERIA ENTERTAINMENT, INC.

Our portfolio company, Imperia, has adopted a plan of operations, emphasizing three main areas of film production and finance; Co-financing, acquiring product in the development stage, and its own film production.  This, coupled with film distribution through our parent company’s new film distribution subsidiary, makes up the new revenue model for the Company.

CO-FINANCING

Co-financing is a very lucrative and financially viable process for a new company. Co-financing is where a company such as Imperia goes out looking for films that are already financed at 50% or more, the optimal is about 75%. This will afford Imperia the perfect opportunity to come in with the remaining funds and as co-financier/executive producer.

This is beneficial for several reasons, first we are "last in", meaning we have a shorter investment span then other investors and we will also negotiate to be first out. Many times a film has to start by a certain date due to actor availability, state incentives, or other time limits that force the film to make favorable deals so as to not lose the film.

The average co-financing deal usually works like this:

We would review the project and make sure it meets with our requirements of:

Good Script

A solid Director

Actors of some prominence

We would also want the film to have some type of distribution already in place from foreign, domestic or both.  If the project meets with our project requirements we would partner with the production and bring in the remaining cash.

For our investment we would expect the following:

On average somewhere around a 110% to a 130% return on our investment. Once Imperia and all other investors have re-couped, then all additional income from the film would be split on a percentage basis based on the amount of the individual investor’s original investment.  In addition, Imperia would receive a presentation credit in the opening titles and normally one or two executive producer credits. This not only builds Imperia’s brand name nationally and internationally it also helps us gain the respect of our peers in the industry. Imperia will constantly be on the lookout for these types of co-financing projects.

ACQUIRE AND DEVELOP ORIGINAL PRODUCT IN DEVELOPMENT STAGE

Acquiring original product is all about finding projects at an early stage, usually with a finished script and possibly a director, producer or actor attached, or some amount of equity, usually in the range of 10% to 25%.

The requirements are very similar to all of our production strategies

-  Well written salable script with a genre that is on the wave of coming into popularity.

-Salable actors attached or interested

-Director of some prominence (actor directors for example)

-Projects that have some hard money attached

-Projects that have some form of distribution (rarely found at this stage)

-Projects that have some studio interest (rarely found at this stage)

Acquisitions are a bit of a numbers game, but this is helped with a fair amount of market research and knowledge that will minimize our outgoing risks. Imperia will seek out projects that have many of the bullet points listed above, we will then “option” the projects for a period of one to three years for as little money as possible, sometimes without any cash up front at all.

Imperia will then set about developing the project to get it to the point of funding. This will include script re-writes, attaching actors etc. We will also use any director or producer already attached to the film to help with the work thus enabling Imperia to have several projects developing at once while not straining our resources; we have the individual filmmakers do the lion’s share of the work while we supervise and advise.

If the project gets to a point where we think it is strong enough, we will attempt to procure financing through traditional film financing sources such as foreign and domestic deals. If we think the individual project is strong enough, we can try to raise a portion or all of the money ourselves through private investors.

If we are unsuccessful at any stage of the game we can stop devoting resources to the project and allow its option to simply expire.

With this strategy Imperia only harvests the best and strongest projects to proceed forward into production.  The pluses to acquisitions at the development stage are, we able to guide the development process along, gearing it for success, steering the important decisions such as cast, director etc in a direction that will help make a more successful and profitable film. In addition we will be able to gauge the viability of the project with a small investment and will not risk big dollars, resources, and time before we can establish if the film is marketable or not.

The negatives are simply that we will spend small amounts of cash developing projects, some of which we will not bring to fruition, and so those projects will be a loss, but the films we do move forward on will be much more assured of financial success.

FILM DISTRIBUTION

Film Distribution is a very complex system. Depending on the products' genre and the audience the company wants to reach, this will determine which strategy needs to be implemented.  Imperia has three strategies depending on the project;

- Direct to Video (Home Video), Domestic and Foreign

- Limited Theatrical, then Video, Domestic and Foreign

-World Wide Theatrical then Video, Domestic and Foreign

All of these, involve the company making a licensing agreement with a distribution company. We at Imperia strive to make strategic relationships with the best companies here in the United States and internationally. We do this by fostering relationships at various festivals and film markets like MIPTV, Mifed, AFM and Cannes Market.

Direct to Video (Home Video) -  this will be used to create equity by selling the licenses for our current back catalogue for home video market.

We will find a DVD label that is compatible with our vision for this title. They will make a good transfer and only use the best quality for production in the creation of the DVD.

The DVD label will do a cross-market promotion of Imperia and the title, via press releases, PR and various other media on the release of the DVD, and then reviews after the title is released.

Imperia's name and branding will be shared with the DVD company on the DVD packaging.  Imperia will negotiate a good licensing fee with profits paid out every three months.

Direct to video will also be a possible route for some of Imperia’s smaller budget films that don’t meet to the standards of theatrical but are made with a small enough budget have a smaller overhead and so would be fine with a direct to video release.

Limited Theatrical

This is a plan that we may use on "Never Submit".

-

3 to 4 months, of festival support to garner hype and awards in various film festivals, both domestically and internationally

-

We will then carry this hype and PR on to one of the major film markets where we will acquire a distribution deal with a sales company or a studio (if a deal is not already in place). In the deal we will attempt to procure a limited theatrical release based on the success and exposure of the film at the markets and festivals.

-

After the limited theatrical run we will sell the rights to both foreign and domestic for DVD rights, via the direct-to-video plan mentioned in our first strategy.

Full Theatrical

This is where we would sell all rights to a studio or mini major, they in turn would handle all distribution and advertisement for both theatrical and home video markets.

 FILM PRODUCTION STRATEGY

From this time forward Imperia will be very selective about which films it produces “in house” (meaning films that we finance the majority of and that we physically produce). We will have very strict guidelines on what films we take on as our “in house” productions.

 For the next 12 to 24 months Imperia will only focus on our “in house” productions in the range of one to five million. Next, the script will have to meet our list of requirements. Obviously the script has to be well written with a good subject matter. It will need characters that will attract high end actors. Remember, outside of the director, this is the only other way to get A list actors for below their quotes. It will also be necessary to search out scripts that have a popular current genre appeal. It is important to make sure we get a script that is written in a genre that is on the surge up and not at its tail end. This will all be done with market research.

The second issue will be “attachments.”  Getting a good director is the first and one of the most important steps in making a successful film, this in turn helps with the next step, actors. The director will work with Imperia to help us attach our leads.

When the company goes into production we will personally oversee all levels of the production from a creative and business standpoint. Even with a good cast, script, director and distribution deal, there is still the matter of making a good movie on time and on budget. We will continue to make sound production choices, not spending frivolously and making prudent decisions that lead to savings without sacrificing production. For example, films under five million can many times be made without a full union crew. That alone is a savings of hundreds of thousands of dollars. Where we shoot the film is also important, many countries and now many individual states offer “film incentives” to shoot in their country or state. The potential can be huge, sometimes up to 25% of your total production costs or more. These are just a few big examples but there are literally hundreds of decisions to be made that will affect the overall budget. A seasoned filmmaker/producer can come up with creative choices that give production value and keep the film on budget while not diminishing the creative content.

If we are successful we will make a four million dollar film look like twenty million, This increases our chance of the “big hit” scenario. Even if we don't get the “big hit”, we will still make a profit and add a film to our library that will continue to generate money for the company indefinitely.

During the next twelve months, Imperia  plans to satisfy its cash requirements by its revenues from film distribution revenue.  Management believes that, if this offering is successful, Imperia  will be able to generate revenue and become profitable from advertising sales and film distribution and achieve liquidity within the next six months. Imperia anticipates that development costs for its programming will cost at least $4,500,000 during the next twelve months.  Imperia  has no current material commitments. Imperia has generated minimal revenue since its inception.

Management of Imperia

The current executive officers, key employees and directors of Imperia  are as follows:

Jeff Ritchie.  Jeff Ritchie is the current CEO and Director of Imperia, since February 2008.  Ritchie began his film career in post-production by using advancements in computer technology to create a cost-effective computer graphics company with such clients as Disney and CBS.   Having a lifelong passion for filmmaking, Ritchie sold his company and started working in film production. Ritchie worked for various studios, completing over 15 films, during that time Ritchie quickly rose up the ranks of feature film producer, and has produced over a dozen feature films, written three produced scripts and produced numerous commercials all in the last eight years.  Ritchie has experience in managing private production companies, working for such production companies such as Crystal Sky Communications (Ghost Rider, Baby Genuises), Roger Corman’s New Horizon (The Haunting of Hell House), and has become a mainstay in the film industry and has developed solid relationships with studios and mini majors along with working relationships with production companies, sales distribution companies and with management and talent agencies.  Ritchie’s film credits include 'SOULKEEPER'  a film made on a very modest budget, which premiered on the sci-fi channel in 2001 and scored in the top non-theatrical sales week after week at video stores.  He produced and wrote 'COOKERS' a hardcore, gritty drug/horror story that has made the rounds at many film festivals including Milan Film Festival where it won Best Film, Best Cinematography, Best Editing and Best Music. It also won best film and best script at Screamfest and has garnered awards at many other film festivals around the world. Cookers also enjoyed a small but successful theatrical release.   Ritchie wrote and produced 'AMERICAN CRIME', a psychological thriller which stars Rachel Leigh Cook, Kip Pardue, Annabella Sciorra and Carey Elwes. He followed it with the release of the heartwarming romantic Comedy 'MR. FIXIT' starring David Boreanaz, both films had overseas theatrical releases and garnered high sales domestically.

George Ivakhnik.  George Ivakhnik is the current Vice President of the Capital Markets Division of Imperia since September 2007.  He previously served as the founder and Chief Executive Officer for Financial Innovations, which developed incentive approaches to traditional mortgage financings.  He previously served as CEO of a commercial REIT and performed capital formation functions for an international real estate development company.  Mr. Ivakhnik has worked for years on independent capital acquisitions for U.S. based real estate, technology and de novo bank institutions, locating both equity for acquisitions, and as an independent financial planner, advising on everything from real estate to portfolio asset allocations.  He has also provided financial engineering services to nonprofit organizations, such as the World Center for Russian Jewry on funding and capital structures.  Mr. Ivakhnik attended Community College of Denver and Metropolitan State University, studying finance, capital markets and economics.  He holds a Series 7 and 66 Securities License.

PLAN OF DISTRIBUTION

The units to be sold for the benefit of Independent Film Development Corporation will be offered by our officers and directors, on a best efforts basis with no minimum. The offering price is $4.00 per unit. We have not at this point engaged any broker/dealers licensed by FINRA for the sale of these shares and presently have no intention to do so.  We may pay up to a 10% finder’s fee to broker/dealers licensed by FINRA who refer us to investors in this offering.

Our officers intend to seek to sell the common stock to be sold in this offering by contacting persons with whom they have had prior contact, including shareholders of our portfolio company, Imperia Entertainment, Inc., and by seeking additional persons who may have interest through various methods such as mail, telephone, and email. Any solicitations by mail or email will be preceded by or accompanied by a copy of this Offering Circular. We do not intend to offer the securities over the Internet or through general solicitation or advertising, except as permitted by federal and state securities laws. Our officers are relying on an exemption from registration as a broker-dealer pursuant to Rule 3a4-1 of the Securities Exchange Act of 1934 in that they are not statutorily disqualified, are not compensated in connection with their participation by the payment of commissions based on transactions in securities, are not associated with a broker or dealer and have not been for the prior 12 months, perform substantial other duties for the Company otherwise than in connection with transactions in securities, and do not participate in selling an offering of securities for any issuer more than once every 12 months.  George Ivakhnik, our Vice President of Capital Markets, has been identified as the officer who will be offering our securities pursuant to this exemption.

MANAGEMENT AND CERTAIN SECURITY HOLDERS OF THE ISSUER

The following table sets forth information furnished to us with respect to the beneficial ownership of our common stock by (i) each executive officer, director and nominee, and by all directors and executive officers as a group, and (ii) each beneficial owner of more than five percent of our outstanding common stock, in each case as of March 31, 2008. Unless otherwise indicated, each of the persons listed has sole voting and dispositive power with respect to the shares shown as beneficially owned.

#

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Common Stock	Kenneth Eade 190 N Canon Drive Suite 420 Beverly Hills, CA 90210	6,000,000	73.17%
Common Stock	Jeff Ritchie 190 N Canon Drive Suite 420 Beverly Hills, CA 90210	1,000,000	12.2%
Common Stock	George Ivakhnik 190 N Canon Drive Suite 420 Beverly Hills, CA 90210	1,000,000	12.2%
Common Stock	Shares of all directors and executive officers as a group (3 persons)	8,000,000	97.57%

The issuer is not aware of any person who owns of record, or is known to own beneficially, five percent or more of the outstanding securities of any class of the issuer, other than as set forth above. The issuer is not aware of any person who controls the issuer as specified in section 2(a)(1) of the Investment Company Act of 1940. The Company does not have an investment advisor.

Background Information

The following background information for each of our officers and directors is provided:

Jeff Ritchie.  Jeff Ritchie is the current Chief Executive Officer and director of the company, since 2008.  Ritchie began his film career in post-production by using advancements in computer technology to create a cost-effective computer graphics company with such clients as Disney and CBS.  Having a lifelong passion for filmmaking, Ritchie sold his company and started working in film production. Ritchie worked for various studios, completing over 15 films, during that time Ritchie quickly rose up the ranks of feature film producer, and has produced over a dozen feature films, written three produced scripts and produced numerous commercials all in the last eight years.  Ritchie has experience in managing private production companies, working for such production companies such as Crystal Sky Communications (Ghost Rider, Baby Genuises), Roger Corman’s New Horizon (The Haunting of Hell House), and has become a mainstay in the film industry and has developed solid relationships with studios and mini majors along with working relationships with production companies, sales distribution companies and with management and talent agencies.  Ritchie’s film credits include 'SOULKEEPER'  a film made on a very modest budget, which premiered on the sci-fi channel in 2001 and scored in the top non-theatrical sales week after week at video stores.  He produced and wrote 'COOKERS' a hardcore, gritty drug/horror story that has made the rounds at many film festivals including Milan Film Festival where it won Best Film, Best Cinematography, Best Editing and Best Music. It also won best film and best script at Screamfest and has garnered awards at many other film festivals around the world. Cookers also enjoyed a small but successful theatrical release.   Ritchie wrote and produced 'AMERICAN CRIME', a psychological thriller which stars Rachel Leigh Cook, Kip Pardue, Annabella Sciorra and Carey Elwes. He followed it with the release of the heartwarming romantic Comedy 'MR. FIXIT' starring David Boreanz.  Both films had overseas theatrical releases and garnered high sales domestically.

Kenneth G. Eade.  Mr. Eade is the current Secretary and Director of the Company, since inception.  He has served as the Chairman of Imperia Entertainment, Inc., from  July 2005 through December 2007, and served as its CEO from March 2007 through December 2007.  From February 2007 through September 2007, he served as the President of Muller Media, Inc.  From October 5, 2003 through June 2005, he served as President of Muller Media, Inc..  From 1998 to the present time, he has been engaged in the practice of corporate and securities law, doing public and private offerings, SEC filings, blue sky state filings, mergers and acquisitions, and helping small to medium sized development stage companies to obtain quotations of their securities on recognized quotation mediums.  From 1987 through 1998, he was engaged in the practice of general law, emphasizing corporate and securities law.  He is a member of the California Bar, and the federal District Court for the Central District of California.  He holds a Juris Doctor in Law from Southwestern University School of Law, and a B.A. in Liberal Studies from California State University, Northridge.

George Ivakhnik.  George Ivakhnik is the current Vice President and Treasurer of the Company, since November 29, 2007.  Since September 2007 he has also acted as the Vice President of the Capital Markets Division of Imperia Entertainment, Inc.  He previously served as the founder and Chief Executive Officer for Financial Innovations, which developed incentive approaches to traditional mortgage financings.  He previously served as CEO of a commercial REIT and performed capital formation functions for an international real estate development company.  Mr. Ivakhnik has worked for years on independent capital acquisitions for U.S. based real estate, technology and de novo bank institutions, locating both equity for acquisitions, and as an independent financial planner, advising on everything from real estate to portfolio asset allocations.  He has also provided financial engineering services to nonprofit organizations, such as the World Center for Russian Jewry on funding and capital structures.  Mr. Ivakhnik attended Community College of Denver and Metropolitan State University, studying finance, capital markets and economics.  He holds a Series 7 and 66 Securities License.

The following table provides information as to cash compensation of all officers of the Company, for each of the Company’s last two fiscal years.

                                                            SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation Earnings	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Kenneth Eade, President	2007	$0	$0	$0	$0	$0	$0	$0
George Ivakhnik, V.P. Treasurer	2007	$0	$0	$0	$0	$0	$0	$0
Jeff Ritchie, CEO	2007	$0	$0	$0	$0	$0	$0	$0

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 24, 2007, 5,000,000 shares of common stock were issued to officer and director Kenneth Eade, pursuant to Section 4(2) of the Securities Act of 1933.

On November 29, 2007, 1,000,000 shares of common stock were issued to officer and director Kenneth Eade, in exchange for preferred stock of Imperia Entertainment, Inc., pursuant to Section 4(2) of the Securities Act of 1933.

On November 29, 2007, 1,000,000 shares of common stock were issued to officer and director George Ivakhnik, in exchange for preferred stock of Imperia Entertainment, Inc., pursuant to Section 4(2) of the Securities Act of 1933.

On March 18, 2008, 1,000,000 shares of common stock were issued to officer and director Jeff Ritchie in exchange for films in development granted.

CAPITAL STOCK AND OTHER SECURITIES

The authorized capital stock of IFDC  consists of 500,000,000 of Common stock, $.001 par value per share and 15,000,000 shares of preferred stock.

Preferred stock

Holders of Preferred stock are entitled to the rights conferred upon the stock by the directors.  At present, there are no shares of Preferred stock outstanding.

Common stock

Holders of Common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors. The authorized number of directors is at least one director, and the number of directors will increase when the company files an election to become a business development company.

Holders of common stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights.

Holders of common stock do not have cumulative voting rights, which means that the holders of more than half of all voting rights with respect to common stock can elect all of IFDC =s directors. The Board of directors is empowered to fill any vacancies on the Board of directors created by resignations, provided that it complies with quorum requirements.

Holders of Common stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board of directors out of funds legally available therefor, and will be entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon  liquidation.

Warrants

Warrants offered hereby entitle the holder to purchase one share of common stock of the company per warrant at the price of $4.00 per share, are exercisable at any time, and may not be called by the company  Warrants expire by their terms after one year from the date of this offering.

Income Tax Consequences

The following is a brief summary of the principal federal income tax consequences of the purchase of the shares offered in this offering. This summary is not intended to be exhaustive and does not describe foreign, state or local tax consequences. Investors are advised to consult their personal tax advisors with regard to all tax consequences arising with respect to the purchase of the securities.

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions. If you are a corporation, the branch profits tax, as discussed above, also may apply to such effectively connected gain.

Information Reporting and Backup Withholding

We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of our common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those dividends and amounts withheld available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

The United States imposes a backup withholding tax (currently at the rate of 30%, but subject to future adjustment) on dividends and certain other types of payments to U.S. persons.

Any amounts withheld with respect to your shares of our common stock under the backup withholding rules will be refunded to you or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

DILUTION

Our net tangible book value at December 31, 2007, was approximately $53,999. Net tangible book value per share is determined by dividing our stockholders net investment, which is total tangible assets less total liabilities, in each case as set forth in the Financial Statements appearing elsewhere in this prospectus, by the number of shares of common stock outstanding immediately before this offering. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale of 1,250,000 shares of common stock in this offering, based on an assumed offering price of $4.00 per share, our as adjusted net tangible book value at March 31, 2008, would have been approximately $5,050,399, or $0.55 per share. This represents an immediate increase in net tangible book value of $.54 per share to our existing stockholders and an immediate dilution in net tangible book value of $3.45 per share to new investors purchasing shares of common stock in this offering, assuming the sale of all units and the exercise of all purchase warrants.

The following table illustrates this dilution per share:

Offering price per share . . . . . . . . . . . . . . . . . . . . . . . . .	$ 4.00

Net tangible book value per share before this offering, as of December 31, 2008 . . . . . . . . . . . . . . . . . . . . . . . .	.01

Increase per share attributable to new investors . . . . . . .	3.99

As adjusted net tangible book value per share after this offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	0.55

Dilution in net tangible book value per share to new investors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$3.45

#

Shares Purchased			Total Consideration
	Number	Percent	Amount	Percent	Average Price Per Share
Current stockholders	8,000,000	86%	$53,999	9%	$.01
Investors in this offering	1,250,000	14%	5,000,000	91%	$4.00

Total	9,250,000	100%	$2,512,335	100%

Assuming this offering had occurred on March 31, 2008, the following table summarizes the differences between the total considerations paid, or to be paid, and the average price per share paid, or to be paid, by our current stockholders and the investors in this offering with respect to the number of shares of common stock purchased from us:

*This table assumes the exercise of all warrants offered as part of each unit

USE OF PROCEEDS

The proceeds of this offering, assuming all 625,000 Units are sold, will be used for the following purposes:

Working capital for Foundation Entertainment

$2,000,000

Working Capital for IFDC                                                       250,000

Total

$  2,200,000

The allocation of the net proceeds of the Offering set forth above represents IFDC 's best estimates based upon its current plans and certain assumptions regarding industry and general economic conditions and IFDC 's future revenues and expenditures. If any of these factors change, IFDC,  may find it necessary or advisable to reallocate some of the proceeds within the above-described categories. Working capital includes overhead, telephone, insurance, postage, office supplies, packing materials, advertising, telemarketing, and other miscellaneous expenses.

Proceeds not immediately required for the purposes described above will be invested temporarily, pending their application as described above, in short-term United States government securities, short-term bank certificates of deposit, money market funds or other investment grade, short-term, interest-bearing instruments.

FINANCIAL STATEMENTS

The Company's financial statements are attached hereto and incorporated herein, beginning with page F-1. These financial statements should be read in conjunction with our Form 10 on file with the Securities and Exchange Commission.

Report of Independent Registered Public Accounting Firm

To The Board of Directors and Stockholder of
Independent Film Development Corporation

We have audited the accompanying balance sheet of Independent Film Development Corporation (a Development Stage Company) as of December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the period from September 14, 2007 (inception) to December 31, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of the Company's internal control over its financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as  evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Independent Film Development Corporation as of December 31, 2007, and the results of its operations and cash flows for the period September 14, 2007 (inception) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As described in Note 2 to the financial statements  the Company has not generated any significant revenue during the period September 14, 2007 (inception) through December 31, 2007 and has funded its operations primarily through the issuance of equity.  This matter raises substantial doubt about the Company’s ability to continue as a going concern unless it is able to generate sufficient cash flows through the issuance of additional debt or equity financing to meet its obligations and sustain its operations.  Management’s plans regarding those matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Gruber & Company, LLC

Lake Saint Louis, Missouri

January 25, 2008

Independent Film Development Corporation (a Development Stage Company) Balance Sheet
	December 31, 2007	September 30, 2007
ASSETS

Current Assets

Cash in bank	$3,999	$500

Securities Imperia Entertainment	50,000	--

Total Current Assets	53,999	500

TOTAL ASSETS	53,999	500

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Loans payable to interested party	4,980	--

Total Liabilities	4,980	--

Equity

Common stocks , $.001 par value
Authorized shares; 500,000,000
Issued and outstanding shares; 7,400,000 and
5,000,000 at December 31, 2007 and September 30, 2007	740	500
Preferred Stock, .0001 par value	--	--
Paid in capital	49,760	--
Retained earnings	(1,481)	--

Total Stockholders’ Equity (Deficit)	49,019	500

TOTAL LIABILITIES AND STOCKHOLDERS’
EQUITY (DEFICIT)	53,999	500

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Independent Film Development Corporation (a Development Stage Company) Statement of Operations
For the period
Sept. 14, 2007
	Three months ended	(inception)
	December 31, 2007	December 31, 2007

Income	$ --	$ --

Total Income	--	--

Operating Expenses
General and Administrative	1,481	1,481

Total Expenses	1,481	1,481

Net loss	$ (1,481)	$ (1,481)

See accompanying notes to financial statements

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Independent Film Development Corporation (a Development Stage Company) Statement of Cash Flows

		For the period
		Sept. 14, 2007
	Three months ended	(inception)
	September 30, 2007	December 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES

Cash from operating activities
Net loss	$ (1,481)	$ (1,481)

Total cash used in operating activities	(1,481)	(1,481)

CASH FLOWS FROM INVESTING ACTIVITIES

Cash from investing activities
Proceeds from sale of common stock	--	500
Advances from related parties	4,980	4,980

Total cash from investing activities	4,980	5,480

INCREASE (DECREASE) IN CASH	3,499	3,499
BEGINNING CASH	500	--

See accompanying notes to financial statements

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# Independent Film Development Corporation (a Development Stage Company) Statement of Stockholder's Equity

	Number			Deficit
	of	Common		Accumulated
	Shares	Stock at	Paid in	During
	Outstanding	Par Value	Capital	Development	Total

Beginning balance	0--	$ --	$ --	$ --	$ --

Stocks issued for cash	5,000,000	500			500

Balance Sept. 30, 2007	5,000,000	500	--	--	500

Stocks issued for
Imperia Entertainment, Inc.	2,400,000	240	49,760		50,000

Loss three months ended
December 31, 2007				(1,481)	(1,481)

Balance Dec. 31, 2007	7,400,000	$ 740	$49,760	$ (1,481)	$(49,019)

See accompanying notes to financial statements

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Independent Film Development Corporation

(a Development Stage Company)

Notes to Financial Statements

December 31, 2007

NOTE 1: HISTORY OF OPERATIONS

Business Activity

Independent Film Development Corporation was incorporated on September 14, 2007 in the State of Nevada.  The Company intends to file an election to operate as a Business Development Company (“BDC”) under Section 54(a) of the Investment Company Act of 1940 (“1940 Act”).

The Company is currently a development stage company under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has not generated any significant revenue during the period September 14, 2007 (inception) thorough November 30, 2007 and has funded its operations primarily through the issuance of equity. This matter raises substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Accordingly, the Company’s ability to accomplish its business strategy and to ultimately achieve profitable operations is dependent upon its ability to obtain additional debt or equity financing.

Management plans to take the following steps that it believes will be sufficient to provide the Company with the ability to continue in existence:

Management intends to raise financing through private equity financing or other means and interests that it deems necessary.

The Company, as described above, is in the business of investing in operations of other companies. There can be no assurance that the Company will be successful in its endeavor.                                                                                                            Basis of Presentation

The Company intends to file an election to become a Business Development Company (“BDC”).

Under the rules governing a BDC, the Company does not consolidate the results of its portfolio companies but assigns a fair market value as determined by the board of directors to these operations. The results of the portfolio companies are not included in the statements of the Company and are carried only as an investment on the balance sheet of the Company.

Cash Equivalents

Cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

Stock Based Compensation

The Company intends to file an election to become a Business Development Company which is not allowed to issue stock as compensation.

Estimates.

The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Fair Value of Financial Instruments.

The carrying amounts for the Company’s cash, accounts payable, accrued liabilities and current portion of long term debt approximate fair value due to the short-term maturity of these instruments.

Concentration of Credit Risk

The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit.  The Company will extend credit based on an evaluation of the customer’s financial condition, generally without collateral.  Exposure to losses on receivables is principally dependent on each customer’s financial condition.  The Company will monitor its exposure for credit losses and maintains allowances for anticipated losses, if required.

Advertising Costs

Advertising costs are expensed as incurred. There were no advertising expenses for the period September 14, 2007 (inception) through November 30, 2007.

Income Taxes

The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Basic and Diluted Income/(Loss) Per Share:

In accordance with SFAS No. 128, "Earnings Per Share," the basic income/(loss) per common share is computed by dividing net income/(loss) available to common stockholders by the  weighted average number of common shares outstanding. Diluted income per common share is computed similar to basic income per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of November 30, 2007, the Company does not have any equity or debt instruments outstanding that can be converted into common stock.

Segment Reporting

Based on the Company's integration and management strategies, the Company operates in a single business segment. For the period September 14, 2007 (inception) through November 30, 2007, the Company had no revenue.                Revenue Recognition

Revenue is recognized in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements”.  The Company recognizes revenue when the significant risks and rewards of ownership have been transferred to the customer pursuant to applicable laws and regulations, including factors such as when there has  been evidence of a sales arrangement, the performance has occurred, or service have been rendered, the price to the buyer is fixed or determinable, and collectability is reasonably assured.

Valuation of Investments.

As required by the Securities and Exchange Commission’s Accounting Series Release (“ASR”) 118, the investment committee of the Company is required to assign a fair value to all investments. To comply with Section 2(a)(41) of the 1940 Act and Rule 2a-4 thereunder, it is incumbent upon the board of directors to satisfy themselves that all appropriate factors relevant to the value of securities for which market quotations are not readily available have been considered and to determine the method of arriving at the fair value of each such security. To the extent considered necessary, the board may appoint persons to assist them in the determination of such value, and to make the actual calculations pursuant to the board’s direction. The board must also, consistent with this responsibility, continuously review the appropriateness of the methods used in valuing each issue of security in the Company’s portfolio. The directors must recognize their responsibilities in this matter and whenever technical assistance is requested from individuals who are not directors, the findings of such intervals must be carefully reviewed by the directors in order to satisfy themselves that the resulting valuations are fair.

NOTE 4: RECENT ACCOUNTING PRONOUNCEMENTS

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that we recognize in our financial statements the benefit of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 become effective as of the beginning of our 2008 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We are currently evaluating the impact that FIN 48 will have on our financial statements.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure about fair values. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management believes that the adoption of SFAS No. 157 will not have a material impact on the consolidated financial results of the Company.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" (SAB 108), which addresses how to quantify the effect of financial statement errors. The provisions of SAB 108 become effective as of the end of our 2007 fiscal year. We do not expect the adoption of SAB 108 to have a significant impact on our financial statements.

In February 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115" (FAS 159). FAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The provisions of FAS 159 become effective as of the beginning of our 2009 fiscal year. We are currently evaluating the impact that FAS 159 will have on our financial statements.

In May 5005, the FASB issued Statement No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"). SFAS No. 154 replaces Accounting Principles Board Opinion No. 20, "Accounting Changes" ("APB 20") and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements", and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154.

NOTE 5 RELATED PARTY TRANSACTIONS

On September 24, 2007, 5,000,000 shares of common stock were issued to Kenneth Eade, pursuant to Section 4(2) of the Securities Act of 1933, in exchange for $500 cash.

NOTE 6: SUBSEQUENT EVENTS

On December 31, 2007 the Company entered into an exchange agreement with Imperia Entertainment, Inc. and certain stockholders of Imperia Entertainment, Inc.   Under the terms of the exchange the Company issued to the Imperia Entertainment, Inc. shareholders, 2,200,000 shares of common stock.   In exchange Imperia issued to the Company 220,000 shares of convertible preferred shares, each convertible into 100,000 shares of  Imperia’s common stock.  Of the 2,200,000 shares issued, 1,000,000 were issued to Kenneth Eade, the Company’s President and a Director and 1,000,000 to George Ivakhnik, the Company’s Vice-President and a Director .

On January 1, 2008, the Company acquired 100% of Signature Entertainment, LLC, a limited liability company to be formed for the purposes of film distribution, and issued a “Confidential Private Placement Memorandum,” offering up to 25 units, each consisting of a 1% equity interest in Signature Entertainment, LLC, and 12,500 shares of company common stock, in order to fund the first three years operations of the new distribution company.

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this offering circular and, if given or made, such information or representations must not be relied upon as having been authorized by IFDC or its officers or directors. This offering circular does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this offering circular, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this offering circular shall not, under any circumstances,  create any implication that the information in this offering circular is correct as of any time subsequent to the date of this offering circular.

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